Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs 414-347-3836

SENSIENT ANNOUNCES PLANS REGARDING SHARE REPURCHASES

MILWAUKEE, Monday, August 8, 2011 – Sensient Technologies Corporation (NYSE: SXT) announced today that it has resumed active consideration of share repurchases as part of its financial strategy.  The Company has an authorization to repurchase up to 3.0 million of its shares but it has not engaged in any buybacks since 2007.

“We believe our stock is a very attractive investment right now,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation.  “The Company just announced record earnings; our prospects look very good; and our balance sheet is strong.”

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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